Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 27, 2025, relating to the financial statements of Yoshiharu Global Co. for the years ended December 31, 2024 and 2023 and to all references to our firm included in this Registration Statement.

BCRG Group

Irvine, CA

April 30, 2025